EXHIBIT 99.1

USA Equities Corp. Announces Strong Second Quarter 2021 Financial Results

●	Revenue Grew 50% to $456,219 Compared to Q1 2021
●	Gross Margin of 46% Increased 164 Basis Points Versus Q1 2021
●	Strengthening of Company Financial Position and Strategic Relationships

West Palm Beach, FL – July 15, 2021 – USA Equities Corp. (OTCQB: USAQ), a company focused on value-based healthcare solutions and physician-directed digital medicine, today announced preliminary second quarter financial results for the period ended June 30, 2021, reporting strong sequential growth on several fronts.

In the second quarter of 2021, revenue increased 49.9% sequentially to approximately $456,219 compared to first quarter 2021. Gross profit increased 55.5% sequentially to $207,717 or a 45.5% gross margin in second quarter 2021 compared to $133,579 of gross profit or a 43.9% gross margin in first quarter 2021. In addition, the Company ended the second quarter with $145,947 in cash and cash equivalents, a 54.7% increase above the year-end balance at December 31, 2020.

“We had a very strong second quarter and delivered on our prior guidance for both revenue growth and gross margin expansion sequentially compared to the first quarter of 2021. Our growth reflected increased sales of allergy diagnostic kits and immunotherapy treatments, expansion of our customer base and strong execution by our team as we leveraged our deep applications expertise and industry relationships. Our targeted solutions and compelling customer value proposition are clearly resonating with independent medical practitioners. We remain disciplined allocators of capital with the increase in our second quarter cash balance allowing us to further opportunistically invest in driving our growth strategy and anticipate continued revenue growth in the third quarter,” said Troy Grogan, CEO of USA Equities Corp.

“We also continue to focus on prudently adding scale to our medical device technology and software platform and customer footprint. The acquisition of AllergiEnd® assets in June is a terrific strategic fit that further enhances our recurring revenue business model. In addition, we recently announced a distribution agreement with a prominent physician management services firm and a co-promotion agreement with an ENP Network for AllergiEnd® products and services. These new relationships enable us to further penetrate the large and growing addressable market of independent medical practitioners and over time potentially launch additional products through these distribution channels” concluded Grogan.

About USA Equities Corp.

USA Equities Corp. (OTCQB: USAQ) is focused on providing value-based healthcare solutions, clinical informatics and algorithmic personalized medicine including digital therapeutics, behavior-based remote patient monitoring, chronic care and preventive medicine. The Company’s products are intended to allow general practice physicians and other medical practitioners to increase revenues by cost effectively diagnosing and treating chronic diseases that are generally referred to specialists. The Company’s products and information service portfolio are directed toward prevention, early detection, management and reversal of allergies, cardio-metabolic and other chronic diseases. Our principal objectives are to develop proprietary software tools, point of care devices and approaches, providing more granular, timely and specific clinical decision-making information for practicing physicians and other health care providers to address today’s allergy prone, obese, diabetic and cardiovascular disease population.

For additional information, visit the Company’s website at www.USAQCorp.com

Forward-Looking Statements

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace, future revenues, future products and potential future results and acquisitions, are examples of such forward-looking statements. Forward-looking statements are generally identified by words such as ‘may’, ‘could’, ‘believes’, ‘estimates’, ‘targets’, ‘expects’, or ‘intends’ and other similar words that express risks and uncertainties. These statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of the introduction of new products and the acceptance of these products, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Investor & Media Contact:

Olivia Giamanco
USA Equities Corp
(929) 379-6503
IR@USAQCORP.COM